EXHIBIT 99.1

Contact:	Eric S. Kentor

Senior Vice President and General Counsel

MiniMed Inc.

(800) 933-3322

FOR IMMEDIATE RELEASE	Investor Relations

Morgen-Walke Associates

Investors: Robert P. Jones/Sarah F. Torres

Media: Dan Budwick
         212-850-5600

MINIMED INC. STOCKHOLDERS APPROVE
MERGER WITH MEDTRONIC, INC.

     NORTHRIDGE, CALIFORNIA, August 23, 2001 — MiniMed Inc. (Nasdaq: MNMD) today announced that MiniMed’s stockholders approved and adopted the Amended and Restated Agreement and Plan of Merger dated June 19, 2001, by and among Medtronic, Inc., MMI Merger Sub, Inc., and MiniMed (the “Merger Agreement”) at the company’s Special Meeting of Stockholders held on August 22, 2001 (the “Special Meeting”). Preliminary results indicate that votes representing 49,294,233 shares of MiniMed common stock were voted for adoption of the Merger Agreement. The affirmative vote represents approximately 76% of the number of shares outstanding, and 98% of the shares that voted. Upon the close of the transactions contemplated by the Merger Agreement, MiniMed Inc. will become a wholly-owned subsidiary of Medtronic, Inc. (NYSE:MDT), the world’s leading medical technology company. MiniMed expects that such transactions will close during the week of August 27, 2001. Under terms of the agreement, each share of MiniMed Inc. common stock outstanding at the effective time of the merger will be converted into the right to receive $48 per share in cash.

     MiniMed Inc. designs, develops, manufactures and markets advanced infusion systems with a primary emphasis on the intensive management of diabetes. The Company’s products include external pumps and related disposables, a first generation continuous glucose monitoring system as well as exclusive marketing rights to an implantable insulin pump, which is currently approved for distribution in the European Community and has not yet been cleared for marketing in the U.S., and an implantable sensor, which is in clinical trials. The Company is also developing new infusion systems to deliver compounds designed to treat a variety of medical conditions. The Company’s website is located at www.minimed.com.

     This Press Release contains statements that are forward-looking, including statements relating to the actual date of closing and risks associated with closing the merger with Medtronic, are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that, although MiniMed believes that its expectations are based on reasonable assumptions, forward-looking statements, including statements relating to the ability of MiniMed and Medtronic to consummate the transactions contemplated by the Merger Agreement and the timing of the closing of such transactions, involve risks and uncertainties which may affect conditions to consummation of the transactions with Medtronic, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. While to the best of the Company’s knowledge, the information presented in this release is accurate; the Company disclaims any obligation to update the information provided herein.